Exhibit No. 99.1

For Further Information Contact:
HemoSense, Inc.	Lippert/Heilshorn & Associates
Paul Balsara, V.P. Finance &	Don Markley or Brandi Floberg
Chief Financial Officer	bfloberg@lhai.com
pbalsara@hemosense.com	(310) 691-7100
(408) 240-3794

HEMOSENSE REPORTS FISCAL 2006 THIRD QUARTER REVENUE UP 86%

Records 14th Consecutive Quarter of Double-Digit Percentage Revenue Growth

SAN JOSE, Calif. (July 27, 2006) – HemoSense, Inc. (AMEX: HEM) – a medical device company that develops, manufactures and sells easy-to-use, handheld blood coagulation monitoring systems for use by patients and healthcare professionals in the management of warfarin medication – today reported financial results for the three and nine months ended June 30, 2006.

•	Total revenue for the fiscal 2006 third quarter was $4.6 million, an increase of 86% from total revenue of $2.5 million in the fiscal 2005 third quarter. Domestic revenue was $3.7 million and international revenue was $838,000, representing increases of 100% and 43%, respectively, compared with the fiscal 2005 third quarter. Total revenue included $1.2 million in revenue for INRatio® meters and accessories, reflecting 21% growth from the fiscal 2005 third quarter, and $3.4 million in revenue for INRatio test strips, an increase of 128% from the fiscal 2005 third quarter.

•	HemoSense reported a gross profit of $1.1 million for the quarter, or 23% of total revenue, up from a gross loss of $33,000 for the fiscal 2005 third quarter. The improvement from the prior year was due primarily to higher unit sales and production volumes of test strips, and to process efficiencies. Gross margin in the fiscal 2006 third quarter reflected the continuation from the fiscal 2006 second quarter of the highly successful placement programs for INRatio meters in certain markets which lowered the overall average selling price for meters. These programs are winding down, and being replaced with promotion programs that will have a lesser impact on gross margins. The success of the promotion programs has resulted in HemoSense achieving double digit market share and being firmly entrenched as the No. 2 player in the domestic point-of-care PT/INR market.

•	Operating expenses for the quarter were $4.0 million, up from $2.4 million for the fiscal 2005 third quarter, due to additional general and administrative expenses associated with operating as a public company, higher sales and marketing expenses, and higher research and development expenses for various new projects undertaken.

•	The net loss for the fiscal 2006 third quarter increased slightly to $3.1 million from $2.9 million for the fiscal 2005 third quarter. The net loss per common share was $0.27 for the quarter, compared with $5.29 for the fiscal 2005 third quarter. Included in the net loss and the net loss per share for the third quarter of fiscal 2006 is a charge of $81,000 and less than $0.01, respectively, related to stock-based compensation expense pursuant to SFAS

No. 123(R). The number of common shares outstanding was significantly less in the fiscal 2005 third quarter compared with the fiscal 2006 third quarter, as a large number of redeemable convertible preferred shares were converted into common shares upon the close of the Company’s initial public offering on July 1, 2005, and additional common shares were sold upon that initial public offering, as well as on November 4, 2005, the closing date of the Company’s subsequent private placement.

“Our 14th consecutive quarter of revenue growth reflects our ability to increase physician and patient awareness of our INRatio system, which offers an easy solution for frequent blood coagulation testing to help improve safety for warfarin patients,” said Jim Merselis, President and CEO of HemoSense. “We continue to execute on our business strategy to increase market penetration and improve operations. During the quarter we strengthened our production capacity through an agreement with J-PAC for high volume disposable packaging, and improved production efficiencies through an agreement with Flextronics for instrument production. Internationally, we added Biodis, a Stago company, as a distributor in France completing our initial Western European distribution network.”

HemoSense reported cash, cash equivalents and short-term investments of $12.1 million as of June 30, 2006.

Year-to-Date Financial Results

For the nine months ended June 30, 2006, total revenue was $12.0 million, an increase of 105% from $5.9 million in the comparable prior-year period. For the nine months ended June 30, 2006, domestic revenue was $9.8 million, an increase of 129% over the nine months ended June 30, 2005, and international revenue was $2.2 million, an increase of 40% over the prior year. Total revenue included $3.9 million in meters and accessories revenue and $8.1 million in test strip revenue, up 51% and 148%, respectively, from the comparable fiscal 2005 period.

Gross profit for the first nine months ended June 30, 2006 was $3.2 million, up from a gross loss of $955,000 in the nine months ended June 30, 2005. Operating expenses were $11.0 million, an increase from $7.0 million. The net loss was $8.4 million, compared with $8.9 million for the first nine months of fiscal 2005.

Fiscal Year 2006 Financial Guidance

The Company affirmed its guidance for fiscal 2006 total revenue to be in the range of $16. 0 million to $17.5 million. HemoSense also affirmed that it expects the fiscal 2006 net loss to be in the range of $9.7 million to $10.7 million, which includes $291,000 in stock-based compensation expense. The net loss per common share is expected to be $0.88 to $0.97 based on 11.0 million average common shares outstanding.

Conference Call Information

Management will host an investment community conference call beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) today to discuss this announcement and to answer questions.

Individuals interested in listening to the conference call may do so by dialing (877) 815-7177 for domestic callers, or (706) 634-1178 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 2794890.

The live conference call will also be available via the Internet on the Investor Relations section of the Company’s Web site at www.hemosense.com. A recording of the call will be available on the Company’s Web site for 30 days following the completion of the call.

About HemoSense

HemoSense develops, manufactures and markets easy-to-use, handheld blood coagulation systems for monitoring patients taking warfarin. The HemoSense INRatio system, used by healthcare professionals and patients themselves, consists of a small portable monitor and disposable test strips. It provides accurate and convenient measurement of blood clotting time, or PT/INR values. Routine measurements of PT/INR are necessary for the safe and effective management of the patient’s warfarin dosing. INRatio is sold in the United States and internationally. For more information, visit www.hemosense.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically including those relating to executing the Company’s business strategy to increase market penetration and improve operations, the impact on gross margins of our promotion programs, and financial guidance for fiscal 2006, are forward looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties which may cause the actual results to differ materially from the statements contained herein. The Company’s fiscal 2006 third quarter financial results are preliminary and unaudited, and are subject to adjustment. Further information on the Company’s business, prior financial results and risk factors are detailed in its filings with the SEC, including its Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 11, 2006. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

HemoSense® and INRatio® are registered trademarks of HemoSense, Inc.

HemoSense, Inc.

Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
Revenue	$4,571	$2,454	$12,049	$5,871
Cost of goods sold	3,513	2,487	8,880	6,826

Gross profit (loss)	1,058	(33)	3,169	(955)

Operating expenses:
Research and development	769	266	1,913	806
Sales and marketing	2,058	1,677	5,954	4,877
General and administrative	1,139	449	3,181	1,321

Total operating expenses	3,966	2,392	11,048	7,004

Loss from operations	(2,908)	(2,425)	(7,879)	(7,959)

Interest income	144	8	450	18
Interest and other expense	(287)	(530)	(933)	(971)

Net loss	$(3,051)	$(2,947)	$(8,362)	$(8,912)

Net loss per share:
Basic and diluted	$(0.27)	$(5.29)	$(0.76)	$(19.59)

Shares used to compute loss per share:
Basic and diluted	11,197	557	10,971	455

HemoSense, Inc.

Balance Sheets

(In thousands)

	June 30, 2006	September 30, 2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,694	$3,598
Short term investments	10,377	7,943
Accounts receivable	3,089	2,087
Prepaid expenses and other current assets	404	714
Inventories	2,188	2,744

Total current assets	17,752	17,086

Property and equipment, net	433	512
Technology licenses and prepaid royalties	359	1,179
Other assets	146	226

Total assets	$18,690	$19,003

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$333	$1,029
Accrued expenses and other liabilities	1,681	1,159
Capital lease, current portion	41	37
Borrowings, current portion	2,259	2,000

Total current liabilities	4,314	4,225

Capital lease, net of current portion	22	52
Borrowings, net of current portion	3,069	4,714
Other liabilities	204	—

Total liabilities	7,609	8,991

Shareholders’ equity:
Common stock	11	10
Additional paid-in capital	66,635	57,191
Unrealized loss on investments	(17)	(3)
Accumulated deficit	(55,548)	(47,186)

Total shareholders’ equity	11,081	10,012

Total liabilities and shareholders’ equity	$18,690	$19,003

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